Exhibit 10.2
Execution Version
March 26, 2021

DiamondRock Hospitality Limited Partnership
2 Bethesda Metro Center, Suite 1400
Bethesda, Maryland 20814
Attn: Chief Financial Officer and General Counsel

Ladies and Gentlemen:

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of July 25, 2019 (as amended by that certain First Amendment to Fifth Amended and Restated Credit Agreement dated as of June 9, 2020, that certain Conditional Consent Letter dated as of August 14, 2020, that certain Second Amendment to Fifth Amended and Restated Credit Agreement dated as of August 14, 2020, that certain Third Amendment and Consent to Fifth Amended and Restated Credit Agreement dated as of January 20, 2021 and as further amended and in effect immediately prior to the effectiveness of this Consent Letter, the “Credit Agreement”), by and among DiamondRock Hospitality Limited Partnership, a Delaware limited partnership (the “Borrower”), DiamondRock Hospitality Company, a Maryland corporation (the “Parent”), each of the Lenders party hereto (collectively, “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

At your request and subject to your agreement to the terms and conditions of this letter agreement (as evidenced by your signature below), the Administrative Agent and the Lenders party hereto (which Lenders constitute, at a minimum, the Requisite Lenders) hereby consent, notwithstanding anything to the contrary in the Credit Agreement, to the following:

1.The issuance by the Borrower of unsecured, convertible debt, with a maturity date of no earlier than January 25, 2025, in an amount not to exceed $300,000,000, up to $75,000,000 of which proceeds may be used to prepay the Salt Lake City Marriott mortgage or otherwise for general corporate purposes; provided, that notwithstanding anything to the contrary contained herein, (i) any proceeds of such debt in excess of $75,000,000 shall be applied to prepay the Obligations and the Existing Term Loan (to an amount not less than the Existing Term Loan Floor) in accordance with Section 2.8(b)(v)(B) of the Credit Agreement, (ii) no prepayments, repayments or cash settlements of such convertible debt may be made prior to the end of the Ratio Adjustment Period and (iii) the terms of such convertible debt shall not be materially more favorable to the holders of such debt than the terms of the Credit Agreement.

2.The disposition by the Borrower of its 21.25% minority interest in the ground lease of the Salt Lake City Marriott (including the disposition or, subject to the disposition of the minority interest and assuming such entity has no other assets, liquidation of the entities owning such interest) to the majority holder of such ground lease plus up to $3,000,000 in exchange for a 50 year extension of such ground lease from 35 to 85 years.

3.In the event that the Salt Lake City Marriott becomes an Unencumbered Property as a result of the mortgage being repaid pursuant to clause (1) above and the ground lease of the Salt Lake City Marriott being extended pursuant to clause (2) above, that the Salt Lake City Marriott (as the Unencumbered Property) and DiamondRock Salt Lake Owner, LLC (as the Issuer) shall be deemed to be included on Schedule 1.1(c) of the Credit Agreement and Schedule 1(a) to the Pledge Agreement for purposes of the definition of “Collateral” in the Credit Agreement, the definition of “Pledged Interests” in the Pledge Agreement and Section 3(j) of the Pledge Agreement; provided that, pursuant to Section 3(j) of the Pledge Agreement, the Borrower and/or any of its Subsidiaries that owns the Equity Interests of DiamondRock Salt Lake Owner, LLC shall use commercially reasonable efforts to obtain the consent of Marriott International, Inc. or its Affiliates pursuant to the Franchise Agreement relating to the Salt Lake City Marriott, in order to pledge such Equity Interests to the Administrative Agent pursuant to the Pledge Agreement (for purposes hereof, commercially reasonable efforts shall require that the Borrower and/or such Subsidiary shall have contacted Marriott International, Inc. or its Affiliates to request the consent referenced in the previous sentence no later than thirty (30) days following the date hereof) and upon obtaining such consent shall comply with Section 8.17 of the Credit Agreement as if such property and such Person were not included on such schedules.

4.The disposition by the Borrower of The Lexington Hotel and the Borrower’s Equity Interest in DiamondRock Cayman Islands, Inc., which disposition will include the Equity Interest in DiamondRock Frenchman’s Owner, Inc., which owns Frenchman’s Reef, the proceeds of which may be applied against Investments or capital expenditures with respect to new or existing Unencumbered Properties on or prior to December 31, 2021 (including for the avoidance of doubt, an acquisition of an Unencumbered Property); provided, that (i) such Investments or capital expenditures are permitted under the terms of the Credit Agreement and (ii) any proceeds not applied in accordance with the above on or prior to December 31, 2021 shall be applied to prepay the Obligations and the Existing Term Loan (to an amount not less than the Existing Term Loan Floor) as if such proceeds resulted from the sale of an Unencumbered Property and were UP Retained Proceeds in accordance with Section 2.8(b)(v)(C)(y) of the Credit Agreement; provided, that, for the avoidance of doubt, such proceeds are not deemed UP Retained Proceeds for any other purpose under the Credit Agreement (including the definition of “Net Asset Sale Proceeds”).

5.Capital expenditures permitted to be made under clause (iv) of Section 10.15(f) of the Credit Agreement may be increased from $50,000,000 by (x) any unused amount of the basket in Section 10.15(f)(iii) permitting capital expenditures in Frenchman’s Reef Properties and (y) any unused amount of the basket in Section 10.15(e)(ii) permitting investments constituting management contract buyouts and conversions of leasehold interests into fee simple ownership; provided that, for the period from the Second Amendment Date through the last day of the Restriction Period, (a) in no event shall the aggregate amount of capital expenditures made in reliance on clauses (iii) and (iv) of Section 10.15(f) plus the amount of the investments made pursuant to clause (ii) of Section 10.15(e) exceed $105,000,000, (b) the amount of capital expenditures permitted with respect to the Frenchman’s Reef Properties under clause (iii) of Section 10.15(f) shall be reduced dollar for dollar by any amount of such basket utilized to increase the basket in Section 10.15(f)(iv) and (c) the amount of the investments constituting management contract buyouts and conversions of leasehold interests into fee simple ownership permitted under clause (ii) of Section 10.15(e) shall be reduced dollar for dollar by any amount of such basket utilized to increase the basket in Section 10.15(f)(iv).

Notwithstanding anything to the contrary contained in items 1 through 5 above, the Borrower represents and warrants that, if (i) the Salt Lake City Marriott mortgage is repaid and (ii) the ground lease of the Salt Lake City Marriott is extended, then the Salt Lake City Marriott shall automatically become an Unencumbered Property under the Credit Agreement and shall be subject to any related provisions thereto under the Credit Agreement. For the avoidance of doubt, but subject to the consent in clause 3 above, any Person required to execute a supplement to the Pledge Agreement and/or the Intercreditor Agreement or become a Guarantor in accordance with the terms of the Credit Agreement as a result of the designation of the Salt Lake City Marriott as an Unencumbered Property or as a result of any Investments made pursuant to clause (4) above (if not already a Guarantor or party to the Pledge Agreement and/or the Intercreditor Agreement), shall execute such documents as shall be required under the terms of the Credit Agreement to become a Guarantor and/or become a party to the Pledge Agreement and/or Intercreditor Agreement in form and substance reasonably acceptable to Administrative Agent, and in any event, shall take all other actions as may be required pursuant to Sections 8.14 and 8.17 of the Credit Agreement.

The consents provided in items 1 through 5 above are expressly conditioned on receipt by the Administrative Agent of evidence demonstrating that each of U.S. Bank National Association, in its capacity as administrative agent under the Existing Term Loan Agreement (the “Term Loan Agent”) and the “Requisite Lenders” under, and as defined in, the Existing Term Loan Agreement (the “Term Loan Requisite Lenders”), shall have also consented to each such request. The Administrative Agent and the Requisite Lenders hereby also consent to the request made by the Borrower to the Term Loan Agent and the Term Loan Requisite Lenders to consent to the same items described in items 1 through 5 above under the Existing Term Loan Agreement, provided that such consents are upon substantially the same terms and conditions set forth in this letter.

Subject to the satisfaction of the conditions expressly provided herein, this letter shall become effective on the date that the Administrative Agent (or its counsel) shall have received executed counterparts of this letter from Lenders constituting, at a minimum, the Requisite Lenders, the Borrower and the Parent.

The Borrower hereby represents and warrants that both immediately before and after giving effect to this letter and the transactions contemplated hereby, (i) no Default or Event of

Default nor any event that upon notice, lapse of time or both would become a Default or Event of Default has occurred or is continuing, and (ii) all representations and warranties of the Loan Parties contained herein and in the Loan Documents to which such Loan Parties are party are true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects) on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representation or warranty shall be true and correct in all respects) as of such date); provided that, for purposes of making the representation in the first sentence of Section 7.1(l) of the Credit Agreement, any event or circumstance resulting from the COVID-19 pandemic as described in the 10-Q publicly filed by the Parent on May 11, 2020 or as otherwise disclosed to the Administrative Agent and the Lenders in writing prior to January 20, 2021, shall be excluded.

Except as specifically set forth herein, this letter shall not be deemed (a) to amend or alter in any respect the terms and conditions of the Credit Agreement or any of the other Loan Documents, or (b) to constitute a waiver, consent to, or release by any of the Lenders or Administrative Agent of any right, remedy, Collateral, Default or Event of Default under the Credit Agreement or any of the other Loan Documents.

THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Any reference to the Credit Agreement or any of the other Loan Documents herein or in any such documents shall refer to the Credit Agreement or Loan Documents as modified hereby. This letter shall constitute a Loan Document under the terms of the Credit Agreement. Except for the conditional consent expressly set forth herein, the Credit Agreement and each of the other Loan Documents, including the conditions and covenants set forth therein, shall remain unchanged and in full force and effect. Nothing in this letter shall be deemed to permanently modify the provisions of the Credit Agreement or any other Loan Document through course of conduct, course of dealing or otherwise, except with respect to the conditional consent expressly set forth herein.

This letter constitutes the entire understanding of the parties hereto and supersedes any other prior or contemporaneous negotiations or agreements with respect to the subject matter hereof. This letter may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter by telecopy or by electronic mail in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this letter.
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Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By: /s/ Daniel S. Dyer
Name: Daniel S. Dyer
Title: Director

[Signatures Continued on Next Page]

BANK OF AMERICA, N.A.

By: /s/ Suzanne E. Pickett
Name: Suzanne E. Pickett
Title: Senior Vice President

CITIBANK, N.A.

By: /s/ Chris Albano
Name: Chris Albano
Title:Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Timothy J. Tillman
Name: Timothy J. Tillman
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By: /s/ Jim Komperda
Name: Jim Komperda
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By: /s/ William R. Lynch III
Name: William R. Lynch III
Title:Senior Vice President

REGIONS BANK

By: /s/ Ghi S. Gavin
Name: Ghi S. Gavin
Title: Senior Vice President

T.D. BANK, N.A.

By: /s/ James M. Cupelli
Name: James M. Cupelli
Title: Vice President

BMO HARRIS BANK, N.A.

By: /s/ Gwendolyn Gatz
Name: Gwendolyn Gatz
Title: Director

BARCLAYS BANK PLC

By: /s/ Craig Malloy
Name: Craigh Malloy
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH

By: /s/ Marko Lukin
Name: Marko Lukin (marko.lukin@db.com)
Title: Vice President (212-250-7283)

By: /s/ Ming K. Chu
Name: Ming K Chu (ming.k.chu@db.com)
Title: Director (212-250-5451)

TRUIST BANK

By: /s/ Ryan Almond
Name: Ryan Almond
Title: Director

Accepted and Agreed:

BORROWER:

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP

By: DiamondRock Hospitality Company, its sole General Partner

By: /s/ Jeff Donnelly
Name: Jeff Donnelly
    Title: Executive Vice President and Chief Financial Officer

PARENT:

DIAMONDROCK HOSPITALITY COMPANY

By: /s/ Jeff Donnelly
Name: Jeff Donnelly
     Title: Executive Vice President and Chief Financial Officer